Exhibit (a)(18)
HIGHLAND FUNDS II
NAME CHANGE AMENDMENT TO DECLARATION OF TRUST
The undersigned, being a majority of the Trustees of Highland Funds II, a business trust organized under the laws of The Commonwealth of Massachusetts (the “Trust”) under a Declaration of Trust dated as of August 10, 1992, as amended from time to time (the “Declaration”), do hereby certify that the Trustees of the Trust, by the written consent of at least a majority of the Trustees of the Trust then in office acting pursuant to Section 8.3 of the Declaration approved the following:
     The name of the Trust is changed to Pyxis Funds II.
     Section 1.1 of the Declaration is amended in its entirety as follows:
Section 1.1 Name. The name of the Trust created hereby is “Pyxis Funds II” (the “Trust”).
     All other references to the Trust in the Declaration are amended accordingly.
The foregoing amendment shall become effective upon filing.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Declaration of Trust on the 31 day of December, 2011.

/s/ R. Joseph Dougherty
R. Joseph Dougherty, as Trustee

/s/ Timothy K. Hui
Timothy K. Hui, as Trustee

/s/ Scott F. Kavanaugh
Scott F. Kavanaugh, as Trustee

/s/ James F. Leary
James F. Leary, as Trustee

/s/ Bryan A. Ward
Bryan A. Ward, as Trustee